UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 19, 2004

                         CYBER MERCHANTS EXCHANGE, INC.
             (Exact name of registrant as specified in its charter)

CALIFORNIA                           001-15643                 95-4597370
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(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)

4349 Baldwin Avenue, Suite A, El Monte, CA                        91731
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 (Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:           (626) 636-2530
                                                              ------------------
                                       N/A
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

         On November 19, 2004 the Company entered into a Securities Purchase Agreement (the "SPA") with Keating Reverse Merger Fund, LLC ("Keating") and Frank Yuan, Chairman of the Board and Chief Executive Officer of the Company ("Yuan") providing for the investment by Keating of $425,000 in the Company (the "Investment"). As a condition to the Investment, the reorganization of the Company (the "Reorganization") must be approved by stockholders and completed. A preliminary proxy statement was filed on November 19, 2004 for the Annual Meeting of Stockholders to be held December 23, 2004. Stockholders will be asked to approve the Reorganization at the Annual Meeting. The Investment by Keating will provide the Company with working capital and allow the Company to grow its trade show business. At the same time, the Reorganization will allow the stockholders of the Company to participate in the growth of the trade show business through the spin-off of a subsidiary of the Company which owns and operates the trade show business. Following the Reorganization, the Company will be majority owned by Keating and will seek a business combination with an operating company.

         The Board of Directors of the Company approved the Reorganization on November 9, 2004 and recommended that it be submitted to the shareholders for approval. The terms of the Reorganization are as follows:

         o the issuance of 1,027,327 shares of common stock of the Company to certain employees and directors of the Company, valued at about $7,000;

         o a one for eight and one-half reverse stock split of the Company stock, which will result in approximately 1,000,000 shares of the Company outstanding;

         o re-incorporation of the Company in the state of Nevada through a merger with Cyber Merchants Exchange, Inc., a Nevada corporation and newly formed wholly-owned subsidiary of the Company ("CMEE Nevada");

         o the transfer of all of the assets and liabilities of CMEE Nevada to ASAP Show Inc., a Nevada corporation, and wholly-owned subsidiary of CMEE Nevada ("ASAP");

         o the distribution by CMEE Nevada of 8,500,000 shares of common stock of ASAP (representing all of the issued and outstanding shares of ASAP) to the shareholders of CMEE Nevada, subject to ASAP's filing of a Form 10SB with respect to the Distribution;

         o the purchase of 7,000,000 shares of common stock of CMEE Nevada by Keating for $425,000 (the "Investment"), with Keating owning 87.5% of the outstanding shares following the Investment.

         The Reverse Split will allow for special treatment of certain stockholders to preserve round lot (100 shares or more) stockholders, which the Company believes will make it more attractive for a subsequent business combination with an operating company. Under the terms of the Reverse Split, stockholders holding between 100 and 850 shares will receive 100 shares after the Reverse Split. Stockholders holding less than 100 common shares will not be affected by the Reverse Split. No fractional shares will be issued for any fractional share interest created by the Reverse Split.

Stockholders will receive a full common share for any fractional share interests created by the Reverse Split.

         Following the Reorganization, ASAP will operate the trade show business currently being operated by the Company. The $425,000 Investment contemplated as part of the Reorganization will be used to pay the substantial majority of the liabilities of the Company at the closing of the transactions contemplated under the SPA.

         As a further condition of the Investment, the Company and ASAP will enter into a transfer agreement ("Transfer Agreement") whereby all of the assets of the Company will be transferred to ASAP and all liabilities, obligations and contracts of the Company (known and unknown, fixed or contingent or otherwise) will be assumed by ASAP. The indemnity obligations will be guaranteed by Yuan. As a condition of the Investment, all creditors and third parties must consent to the assumption of liabilities and contracts by ASAP and provide releases to the Company. The Transfer Agreement is subject to the approval of Keating and, as a condition of the Investment, the Company must have no liabilities, obligations, debts, contracts or agreements of any kind or nature.

In connection with the closing of the transactions under the SPA, the current directors and officers of the Company will resign and Kevin Keating will be appointed the sole director and officer of the Company.

The closing of the Investment is subject to the SEC's approval of the proxy statement that has been filed in connection with the Reorganization.

There is no guarantee that the transactions contemplated under the SPA or the Reorganization will be consummated.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

         (2.1)    Securities Purchase Agreement, dated November 19, 2004

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CYBER MERCHANTS EXCHANGE, INC.

Date:    November 19, 2004           By: /S/ FRANK S. YUAN
                                         ---------------------------------------
                                             Frank S. Yuan, Chairman and CEO